EXHIBIT 10.7

DISTRIBUTION OF SUBSIDIARY AND RELEASE AGREEMENT

This Agreement to transfer ownership of Coin Wash Associates, Inc. (the “Agreement”) is entered into on this 20th day of August 2007, by and between PlanetLink Communications, Inc., as Seller (the “Seller”) and Yaakov Fulda, also known as Sean Fulda, (the “Buyer”). Effective April 1, 2007, the Seller agreed to dispose of certain assets, which consisted entirely of cash and laundry facilities such as washers and dryers, in exchange for a general release and full indemnification so that all expenses of the subsidiary from its inception through April 1, 2007, would be the responsibility of the Buyer, Sean Fulda.

WHEREAS, Seller is the owner of Coin Wash Associates, Inc. and hereby agrees to transfer ownership of Coin Wash Associates, Inc. to Sean Fulda.

WHEREAS, Buyer hereby agrees to assume ownership of Coin Wash Associates, Inc.

NOW THEREFORE, in consideration of the premises and the undertakings set forth herein, and intending to be fully bound hereby, the parties agree:

1.	Seller hereby Transfers all of its right, title and interest in Coin Wash Associates, Inc. to Buyer, and Seller hereby accepts all right, title, and interest in Coin Wash Associates, Inc.

2.
Buyer hereby releases any and all claims against the Seller in relation to Buyer’s assumption of ownership of Coin Wash Associates, Inc. and hereby agrees to indemnify Buyer for any and all costs charged to Seller in regard to Coin Wash Associates, Inc.

3.
This Agreement sets forth the entire agreement of the parties relating to the subject matter hereof and supersedes any other agreement verbal or written. Both the Buyer and the Seller acknowledge that they have had the opportunity to consult with legal counsel regarding the contents and effect of this Agreement and that they are entering into this Agreement knowing that doing so will terminate their right to assert any legal claims against the other party in the future.

4.
This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia, without regard to conflicts of laws principles that would result in the application of the substantive law of another jurisdiction. This Agreement may not be amended or modified except by an instrument in writing signed by each party.

5.
The parties agree this Agreement may be delivered and/or returned by telephone facsimile in one or more counterpart copies, and the parties may rely upon the signatures hereto whether in original or facsimile copy.

Date: August 15, 2007

/s/ M. Dewey Bain

Seller: PlanetLink Communications, Inc.
By: M. Dewey Bain
President and Chief Executive Officer

/s/ Yakoov Sean Fulda

Buyer: Yakoov Sean Fulda